Exhibit 99.1

LINCOLN ELECTRIC REPORTS 2003 FIRST-QUARTER FINANCIAL RESULTS

•	Sales for First Quarter $249.2 million
•	Net income $12.2 million, compared with $10.5 million income before cumulative effect of accounting change in prior year
•	Diluted EPS 29 cents, including rationalization charges; diluted EPS 32 cents, excluding rationalization charges

     CLEVELAND, Ohio, April 16, 2003 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO), today reported 2003 first-quarter net income of $12.2 million, or 29 cents per diluted share, including rationalization charges of approximately $1.3 million, net of tax. The rationalization charges are related to asset impairments and severance charges. Excluding the rationalization charges, net income was $13.5 million, or 32 cents per diluted share. First-quarter 2003 results include approximately $4 million of additional pre-tax pension charges, principally related to U.S. pension plans. The 32 cents per diluted share is in line with expectations the Company previously announced on March 11, 2003.

     The 2002 first-quarter net loss was $27.1 million, or 63 cents per diluted share, including the effect of a change in accounting principle and rationalization charges. First-quarter 2002 income, before the cumulative effect of an accounting change, was $10.5 million, or 25 cents per diluted share. Excluding the cumulative effect of an accounting change and rationalization charges, income was $17.5 million, or 41 cents per diluted share.

     Total sales in the 2003 first quarter were $249.2 million, compared with $248.4 million in the year-ago quarter.

     “As we anticipated, our U.S. business remained depressed in the quarter, reflecting the continuing weakness in the domestic industrial markets,” said Anthony A. Massaro, Lincoln Electric’s Chairman and Chief Executive Officer. “The lower U.S. results were offset by improved performance at our international operations. In addition, to mitigate the results, we have taken proactive measures, including retirements, overhead job eliminations and organizational consolidations along with other cost reduction initiatives and expect to see the benefits from these actions beginning in the second quarter.”

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Lincoln Electric Reports 2003 First-Quarter Financial Results	-2-

     First-quarter sales for the Company’s U.S. operations were $147.3 million, compared with $155.6 million in the comparable year-ago quarter. Export sales were $13.7 million, compared with $15 million in the 2002 same quarter.

     Non-U.S. sales in the quarter were $101.9 million, compared with $92.8 million in the 2002 first quarter.

     Cash flow from operations was $8.9 million in the quarter, compared with $27.7 million in the prior year.

     Mr. Massaro said, “The lower cash flow in the quarter principally reflects additional funding to a company pension plan.”

     On April 15, 2003, the Company paid a quarterly cash dividend of 16 cents per share to shareholders of record March 31, 2003.

     The Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc. is scheduled for 10:30 a.m., Thursday, May 1, 2003, at the Wellington Center, Highland Heights, Ohio.

     Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment. Headquartered in Cleveland, Ohio, Lincoln has operations, manufacturing alliances and joint ventures in 18 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s Web site at www.lincolnelectric.com.

     The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; the extent and duration of the slowdown in U.S. demand for the Company’s products; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general.

Lincoln Electric Holdings, Inc.
Financial Highlights
(amounts in millions, except per share data)
(Unaudited)

	Three Months to March 31,
Consolidated Statement of Operations	2003		2002

Net Sales	$249.2	100.0%	$248.4	100.0%
Cost of Goods Sold	181.8	73.0%	174.3	70.2%

Gross Profit	67.4	27.0%	74.1	29.8%
SG&A Expenses	50.5	20.3%	49.4	19.9%
Rationalization Charges	1.7	0.7%	10.5	4.2%

Operating Income	15.2	6.0%	14.2	5.7%
Interest Income	0.6	0.3%	0.3	0.1%
Other Income	1.8	0.7%	0.3	0.1%
Interest Expense	2.1	0.8%	1.5	0.6%

Income Before Income Taxes and Cumulative Effect of a Change in Accounting Principle	15.5	6.2%	13.3	5.3%
Income Taxes	3.3	1.3%	2.8	1.1%

Income Before Cumulative Effect of a Change in Accounting Principle	12.2	4.9%	10.5	4.2%
Cumulative Effect of a Change in Accounting Principle, net of tax	—	0.0%	(37.6)	(15.1%)

Net Income (Loss)	$12.2	4.9%	$(27.1)	(10.9%)

Basic Earnings Per Share Before the Cumulative Effect of a Change in Accountiong Principle	$0.29		$0.25
Cumulative Effect of a Change in Accounting Principle, net of tax	—		(0.89)

Basic Earnings (Loss) Per Share	$0.29		$(0.64)

Basic Earnings Per Share Before the Cumulative Effect of a Change in Accountiong Principle	$0.29		$0.25
Rationalization Charges (A)	0.03		0.17

Basic Earnings Per Share without the Cumulative Effect of a Change in Accounting Principle and Rationalization Charges (A)	$0.32		$0.42

Diluted Earnings Per Share Before the Cumulative Effect of a Change in Accountiong Principle	$0.29		$0.25
Cumulative Effect of a Change in Accounting Principle, net of tax	—		(0.88)

Diluted Earnings (Loss) Per Share	$0.29		$(0.63)

Diluted Earnings Per Share Before the Cumulative Effect of a Change in Accountiong Principle	$0.29		$0.25
Rationalization Charges (A)	0.03		0.16

Diluted Earnings Per Share without the Cumulative Effect of a Change in Accounting Principle and Rationalization Charges (A)	$0.32		$0.41

Weighted Average Shares (Basic)	41.9		42.3
Weighted Average Shares (Diluted)	42.1		42.7

(A)	Basic and diluted earnings (loss) per share without rationalization charges are presented as management believes this financial measure is important to investors to evaluate and compare the Company’s financial performance from period to period. Management uses this information in assessing and evaluating the Company’s underlying operating performance.

Lincoln Electric Holdings, Inc.
Financial Highlights
(amounts in millions, except per share data)
(Unaudited)

	March 31,	December 31,
Selected Consolidated Balance Sheet Data	2003	2002

Cash and Cash Equivalents	$163.0	$176.1
Total Current Assets	531.5	524.0
Net Property, Plant and Equipment	271.2	271.9
Total Assets	905.7	901.3

Total Current Liabilities	185.8	191.6
Short-Term Debt	14.9	14.4
Long-Term Debt	172.4	174.1
Total Shareholders’ Equity	431.5	429.2

	Three Months to March 31,
Selected Consolidated Cash Flow Data	2003	2002

Cash Flow from Operations	$8.9	$27.7
Capital Expenditures	7.0	5.6
Acquisitions	—	8.0
Purchase of Common Shares for Treasury, net	8.5	2.5
(Decrease) Increase in Cash and Cash Equivalents	(13.1)	150.9
Depreciation and Amortization	9.3	9.0
Dividends Paid	6.7	6.4

Cash Dividends Paid Per Share	$0.16	$0.15